Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2024
Key Development:
•Sanctioned development of Whiptail, the sixth development on the Stabroek Block, offshore Guyana; expected to add gross production capacity of approximately 250,000 barrels of oil per day (bopd) by the end of 2027
First Quarter Financial and Operational Highlights:
•Net income was $972 million, or $3.16 per share, compared with net income of $346 million, or $1.13 per share, in the first quarter of 2023
•Oil and gas net production was 476,000 barrels of oil equivalent per day (boepd), up 27% from 374,000 boepd in the first quarter of 2023
•Bakken net production was 190,000 boepd, up 17% from 163,000 boepd in the first quarter of 2023; Guyana net production was 190,000 bopd, up 70% from 112,000 bopd in the prior-year quarter
•E&P capital and exploratory expenditures were $927 million, compared with $765 million in the prior-year quarter
NEW YORK, April 25, 2024 — Hess Corporation (NYSE: HES) today reported net income of $972 million, or $3.16 per share, in the first quarter of 2024, compared with net income of $346 million, or $1.13 per share, in the first quarter of 2023. The increase in after-tax earnings compared with the prior-year quarter primarily reflects higher production volumes in the first quarter of 2024.

After-tax income (loss) by major operating activity was as follows:

	Three Months Ended March 31, (unaudited)
	2024	2023

	(In millions, except per share amounts)
Net Income Attributable to Hess Corporation
Exploration and Production	$997	$405
Midstream	67	61
Corporate, Interest and Other	(92)	(120)
Net income attributable to Hess Corporation	$972	$346
Net income per share (diluted)	$3.16	$1.13

Weighted average number of shares (diluted)	307.9	307.3

Exploration and Production:
E&P net income was $997 million in the first quarter of 2024, compared with $405 million in the first quarter of 2023. The Corporation’s average realized crude oil selling price was $80.06 per barrel in the first quarter of 2024, compared with $74.23 per barrel, including the effect of hedging, in the prior-year quarter. The average realized natural gas liquids (NGL) selling price in the first quarter of 2024 was $22.97 per barrel, compared with $24.25 per barrel in the prior-year quarter, while the average realized natural gas selling price was $4.62 per mcf, compared with $4.39 per mcf in the first quarter of 2023.
Net production was 476,000 boepd in the first quarter of 2024, compared with 374,000 boepd in the first quarter of 2023, primarily due to higher production in Guyana and the Bakken. In the second quarter of 2024, E&P net production is expected to be in the range of 465,000 boepd to 475,000 boepd, reflecting planned maintenance in the Gulf of Mexico partially offset by growth in the Bakken.
Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $10.79 per barrel of oil equivalent (boe) in the first quarter of 2024, compared with $12.96 per boe in the prior-year quarter, primarily due to higher production volumes.
Operational Highlights for the First Quarter of 2024:
Bakken (Onshore U.S.):  Net production from the Bakken was 190,000 boepd in the first quarter of 2024, compared with 163,000 boepd in the prior-year quarter, primarily reflecting increased drilling and completion activity as well as higher NGL and natural gas volumes received under percentage of proceeds contracts due to lower commodity prices. NGL and natural gas volumes received under percentage of proceeds contracts were 19,000 boepd in the first quarter of 2024, compared with 14,000 boepd in the first quarter of 2023, due to increasing volumes received as consideration for gas processing fees. During the first quarter of 2024, the Corporation operated four rigs and drilled 31 wells, completed 21 wells, and brought 34 new wells online. The Corporation plans to continue operating four drilling rigs in 2024.
Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico in the first quarter of 2024 was 31,000 boepd, compared with 33,000 boepd in the prior-year quarter.
Guyana (Offshore): At the Stabroek Block (Hess – 30%), net production totaled 190,0001 bopd in the first quarter of 2024, compared with 112,0001 bopd in the prior-year quarter. The third development on the block, Payara, which commenced production in November 2023, reached its initial production capacity of approximately 220,000 gross bopd in January 2024. In the first quarter of 2024, 15 cargos of crude oil were sold from Guyana, compared with nine cargos in the prior-year quarter. In the second quarter of 2024, 13 cargos of crude oil are expected to be sold.
The fourth development on the block, Yellowtail, was sanctioned in April 2022 with a production capacity of approximately 250,000 gross bopd and first production expected in 2025. The fifth development, Uaru, was sanctioned in April 2023 with a production capacity of approximately 250,000 gross bopd and first production expected in 2026. The sixth development, Whiptail, was sanctioned in April 2024 and is expected to add production capacity of approximately 250,000 gross bopd by the end of 2027.
The successful Bluefin-1 exploration well encountered approximately 197 feet of high-quality hydrocarbon bearing sandstone reservoirs. The well was drilled in 4,244 feet of water and is located approximately 5 miles southeast of the Sailfin-1 discovery.
Southeast Asia (Offshore): Net production at North Malay Basin and JDA was 65,000 boepd in the first quarter of 2024, compared with 66,000 boepd in the prior-year quarter.
Midstream:
The Midstream segment had net income of $67 million in the first quarter of 2024, compared with net income of $61 million in the prior-year quarter.
In March 2024, Hess Midstream Operations LP (HESM Opco), a consolidated subsidiary of Hess Midstream LP (HESM), repurchased approximately 2.8 million HESM Opco Class B units held by Hess Corporation and Global Infrastructure Partners for $100 million, of which the Corporation received $38 million. The repurchase of the Class B units was financed by HESM Opco’s revolving credit facility. The Corporation continues to own approximately 37.8% of HESM on a consolidated basis.

Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $92 million in the first quarter of 2024, compared with $120 million in the first quarter of 2023. Corporate and other expenses decreased by $11 million in the first quarter of 2024, primarily due to lower legal and professional fees. Interest expense decreased by $17 million in the first quarter of 2024, reflecting higher capitalized interest.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $927 million in the first quarter of 2024, compared with $765 million in the prior-year quarter, primarily due to increased drilling activity in the Gulf of Mexico. Full year 2024 E&P capital and exploratory expenditures are expected to be approximately $4.2 billion.
Midstream capital expenditures were $35 million in the first quarter of 2024 and $57 million in the prior-year quarter.
Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $1.4 billion and debt and finance lease obligations totaling $5.6 billion at March 31, 2024. The Midstream segment had cash and cash equivalents of $5 million and total debt of $3.3 billion at March 31, 2024. The Corporation’s debt to capitalization ratio as defined in its debt covenants was 31.9% at March 31, 2024 and 33.6% at December 31, 2023.
Net cash provided by operating activities was $885 million in the first quarter of 2024, compared with $638 million in the first quarter of 2023. Net cash provided by operating activities before changes in operating assets and liabilities2 was $1,729 million in the first quarter of 2024, compared with $1,032 million in the prior-year quarter, primarily due to higher production volumes. Changes in operating assets and liabilities decreased cash flow from operating activities by $844 million in the first quarter of 2024, primarily due to an increase in accounts receivable related to Guyana oil liftings and a decrease in accrued liabilities which includes a payment in connection with the HONX, Inc. settlement. Changes in operating assets and liabilities decreased cash flow from operating activities by $394 million in the first quarter of 2023.

1.Net production from Guyana included 33,000 bopd of tax barrels in the first quarter of 2024 and 15,000 bopd of tax barrels in the first quarter of 2023.
2.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The reconciliation to its nearest GAAP equivalent measure, and its definition, appear on pages 5 and 6, respectively.

Reconciliation of U.S. GAAP to Non-GAAP Measure:
The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended March 31, (unaudited)
	2024	2023

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$1,729	$1,032
Changes in operating assets and liabilities	(844)	(394)
Net cash provided by (used in) operating activities	$885	$638
Investor Conference Call:
Due to the pending merger with Chevron Corporation (Chevron), the Corporation will not host a conference call to review its first quarter 2024 results.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGL and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects; information about sustainability goals and targets and planned social, safety and environmental policies, programs and initiatives; future economic and market conditions in the oil and gas industry; and expected timing and completion of our proposed merger with Chevron.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGL and natural gas and competition in the oil and gas exploration and production industry; reduced demand for our products, including due to perceptions regarding the oil and gas industry, competing or alternative energy products and political conditions and events; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring, fracking bans as well as restrictions on oil and gas leases; operational changes and expenditures due to climate change and sustainability related initiatives; disruption or interruption of our operations due to catastrophic and other events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks, public health measures, or climate change; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control and exposure to decommissioning liabilities for divested assets in the event the current or future owners are unable to perform; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including as a result of limitations on investment in oil and gas activities, rising interest rates or negative outcomes within commodity and financial markets; liability resulting from environmental obligations and litigation, including heightened risks associated with being a general partner of HESM; risks and uncertainties associated with our proposed merger with Chevron; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.
Non-GAAP financial measure
The Corporation has used a non-GAAP financial measure in this earnings release. “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities. Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt. This measure is not, and should not be viewed as, a substitute for U.S. GAAP net cash provided by (used in) operating activities. A reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities is provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.
For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Liz James
FGS Global
(281) 881-5170

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2024	First Quarter 2023	Fourth Quarter 2023
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$3,309	$2,411	$3,011
Other, net	32	42	24
Total revenues and non-operating income	3,341	2,453	3,035
Costs and expenses
Marketing, including purchased oil and gas	622	603	886
Operating costs and expenses	412	382	473
Production and severance taxes	56	48	61
Exploration expenses, including dry holes and lease impairment	42	66	87
General and administrative expenses	124	136	168
Interest expense	113	123	116
Depreciation, depletion and amortization	557	491	559
Total costs and expenses	1,926	1,849	2,350
Income before income taxes	1,415	604	685
Provision for income taxes	348	176	182
Net income	1,067	428	503
Less: Net income attributable to noncontrolling interests	95	82	90
Net income attributable to Hess Corporation	$972	$346	$413

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2024	December 31, 2023
Balance Sheet Information
Assets
Cash and cash equivalents	$1,438	$1,688
Other current assets	2,186	1,742
Property, plant and equipment – net	17,827	17,432
Operating lease right-of-use assets – net	658	720
Finance lease right-of-use assets – net	104	108
Other long-term assets	2,506	2,317
Total assets	$24,719	$24,007
Liabilities and equity
Current portion of long-term debt	$314	$311
Current portion of operating and finance lease obligations	365	370
Other current liabilities	2,272	2,589
Long-term debt	8,415	8,302
Long-term operating lease obligations	398	459
Long-term finance lease obligations	151	156
Other long-term liabilities	2,273	2,218
Total equity excluding accumulated other comprehensive income (loss)	10,002	9,120
Accumulated other comprehensive income (loss)	(134)	(134)
Noncontrolling interests	663	616
Total liabilities and equity	$24,719	$24,007

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2024	December 31, 2023
Total Debt
Hess Corporation	$5,404	$5,402
Midstream (a)	3,325	3,211
Hess Consolidated	$8,729	$8,613
(a) Midstream debt is non-recourse to Hess Corporation.

	March 31, 2024	December 31, 2023
Debt to Capitalization Ratio (a)
Hess Consolidated	45.8%	47.8%
Hess Corporation as defined in debt covenants	31.9%	33.6%
(a)Includes finance lease obligations.

	Three Months Ended March 31,
	2024	2023
Interest Expense
Gross interest expense – Hess Corporation	$87	$86
Less: Capitalized interest – Hess Corporation	(23)	(5)
Interest expense – Hess Corporation	64	81
Interest expense – Midstream (a)	49	42
Interest expense – Hess Consolidated	$113	$123
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2024	First Quarter 2023	Fourth Quarter 2023
Cash Flow Information

Cash Flows from Operating Activities
Net income	$1,067	$428	$503
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	557	491	559
Exploratory dry hole costs	—	31	50
Exploration lease impairment	3	5	3
Pension settlement loss	—	—	17
Stock compensation expense	39	35	18
Noncash (gains) losses on commodity derivatives, net	—	—	52
Provision (benefit) for deferred income taxes and other tax accruals	63	42	37
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	1,729	1,032	1,239
Changes in operating assets and liabilities	(844)	(394)	105
Net cash provided by (used in) operating activities	885	638	1,344
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(902)	(773)	(1,380)
Additions to property, plant and equipment - Midstream	(55)	(64)	(64)
Other, net	(1)	(4)	(3)
Net cash provided by (used in) investing activities	(958)	(841)	(1,447)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	115	103	64
Debt with maturities of greater than 90 days:
Borrowings	—	—	—
Repayments	(3)	—	(3)
Cash dividends paid	(137)	(137)	(134)
Common stock acquired and retired	—	(20)	—
Noncontrolling interests, net	(151)	(131)	(151)
Employee stock options exercised	11	3	—
Payments on finance lease obligations	(3)	(2)	(3)
Other, net	(9)	1	—
Net cash provided by (used in) financing activities	(177)	(183)	(227)
Net Increase (Decrease) in Cash and Cash Equivalents	(250)	(386)	(330)
Cash and Cash Equivalents at Beginning of Period	1,688	2,486	2,018
Cash and Cash Equivalents at End of Period	$1,438	$2,100	$1,688

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(923)	$(792)	$(1,518)
Increase (decrease) in related liabilities	(34)	(45)	74
Additions to property, plant and equipment	$(957)	$(837)	$(1,444)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2024	First Quarter 2023	Fourth Quarter 2023
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$288	$232	$313
Offshore and Other	159	29	64
Total United States	447	261	377
Guyana	447	454	1,047
Malaysia and JDA	28	47	55
Other	5	3	1
E&P Capital and exploratory expenditures	$927	$765	$1,480

Total exploration expenses charged to income included above	$39	$30	$34

Midstream Capital expenditures	$35	$57	$72

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	First Quarter 2024
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,523		$1,780		$3,303
Other, net	10		1		11
Total revenues and non-operating income	1,533		1,781		3,314
Costs and expenses
Marketing, including purchased oil and gas (a)	589		51		640
Operating costs and expenses	205		133		338
Production and severance taxes	54		2		56
Midstream tariffs	328		—		328
Exploration expenses, including dry holes and lease impairment	34		8		42
General and administrative expenses	64		8		72
Depreciation, depletion and amortization	244		263		507
Total costs and expenses	1,518		465		1,983
Results of operations before income taxes	15		1,316		1,331
Provision for income taxes	—		334		334
Net income (loss) attributable to Hess Corporation	$15		$982		$997

	First Quarter 2023
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,365		$1,044		$2,409
Other, net	9		5		14
Total revenues and non-operating income	1,374		1,049		2,423
Costs and expenses
Marketing, including purchased oil and gas (a)	584		35		619
Operating costs and expenses	205		118		323
Production and severance taxes	46		2		48
Midstream tariffs	283		—		283
Exploration expenses, including dry holes and lease impairment	20		46		66
General and administrative expenses	54		12		66
Depreciation, depletion and amortization	203		240		443
Total costs and expenses	1,395		453		1,848
Results of operations before income taxes	(21)		596		575
Provision for income taxes	—		170		170
Net income (loss) attributable to Hess Corporation	$(21)	(b)	$426	(c)	$405
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $27 million (noncash premium amortization: $27 million; cash settlement:  $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $7 million (noncash premium amortization: $7 million; cash settlement:  $0 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2023
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,766		$1,240		$3,006
Other, net	11		5		16
Total revenues and non-operating income	1,777		1,245		3,022
Costs and expenses
Marketing, including purchased oil and gas (a)	867		40		907
Operating costs and expenses	229		159		388
Production and severance taxes	56		5		61
Midstream tariffs	328		—		328
Exploration expenses, including dry holes and lease impairment	82		5		87
General and administrative expenses	53		8		61
Depreciation, depletion and amortization	255		253		508
Total costs and expenses	1,870		470		2,340
Results of operations before income taxes	(93)		775		682
Provision for income taxes	—		170		170
Net income (loss) attributable to Hess Corporation	$(93)	(b)	$605	(c)	$512
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $34 million (noncash premium amortization: $34 million; cash settlement: $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $18 million (noncash premium amortization: $18 million; cash settlement: $0 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2024	First Quarter 2023	Fourth Quarter 2023
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	88	76	89
Offshore	22	24	21
Total United States	110	100	110
Guyana (a)	190	112	128
Malaysia and JDA	5	4	6
Total	305	216	244

Natural gas liquids - barrels
United States
North Dakota	69	61	71
Offshore	2	1	2
Total United States	71	62	73

Natural gas - mcf
United States
North Dakota	200	158	204
Offshore	41	47	42
Total United States	241	205	246
Malaysia and JDA	358	369	362
Total	599	574	608

Barrels of oil equivalent	476	374	418
(a)Production from Guyana includes 33,000 bopd of tax barrels in the first quarter of 2024, 15,000 bopd of tax barrels in the first quarter of 2023 and 16,000 bopd of tax barrels in the fourth quarter of 2023.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2024	First Quarter 2023	Fourth Quarter 2023
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	308	213	245
Natural gas liquids – barrels	73	64	74
Natural gas – mcf	599	574	608
Barrels of oil equivalent	481	373	420

Sales Volumes (in thousands) (a)
Crude oil – barrels	28,053	19,161	22,521
Natural gas liquids – barrels	6,650	5,761	6,839
Natural gas – mcf	54,495	51,692	55,957
Barrels of oil equivalent	43,786	33,537	38,686
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2024	First Quarter 2023	Fourth Quarter 2023
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota	$71.75	$68.63	$70.69
Offshore	75.86	68.12	73.68
Total United States	72.58	68.50	71.28
Guyana	84.27	79.15	81.50
Malaysia and JDA	81.10	72.91	73.44
Worldwide	80.06	74.23	76.63

Crude oil - per barrel (excluding hedging)
United States
North Dakota	$71.75	$71.78	$74.03
Offshore	75.86	71.27	76.98
Total United States	72.58	71.65	74.62
Guyana	84.27	79.86	83.09
Malaysia and JDA	81.10	72.91	73.44
Worldwide	80.06	76.02	78.95

Natural gas liquids - per barrel
United States
North Dakota	$23.03	$24.25	$20.95
Offshore	21.36	24.28	19.26
Worldwide	22.97	24.25	20.92

Natural gas - per mcf
United States
North Dakota	$1.80	$2.54	$1.52
Offshore	2.11	2.42	2.26
Total United States	1.85	2.51	1.65
Malaysia and JDA	6.49	5.44	6.45
Worldwide	4.62	4.39	4.51